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                         BEHRINGER HARVARD REIT I, INC.             Exhibit 21.1
                              List of Subsidiaries




ENTITY                                                    JURISDICTION
BHR Partners, LLC                                           Delaware
Behringer Harvard Operating Partnership I LP(1)             Texas

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(1) BHR Partners, LLC is the sole limited partner and the 99.9% owner of
Behringer Harvard Operating Partnership I LP, and Behringer Harvard REIT I, Inc. is the sole general partner and owner of the remaining 0.1% of Behringer Harvard Operating Partnership I LP.